Exhibit 99.1

FOR IMMEDIATE RELEASE

NATURE’S SUNSHINE PRODUCTS REPORTS FOURTH QUARTER

 AND FISCAL YEAR FINANCIAL RESULTS

INCREASES QUARTERLY CASH DIVIDEND TO $0.10 PER SHARE

Michael D. Dean to resign as CEO

Gregory L. Probert, Executive Chairman, to become interim CEO

LEHI, Utah, March 6, 2013 — Nature’s Sunshine Products, Inc. (NASDAQ:NATR), a leading natural health and wellness company engaged in the manufacture and direct selling of nutritional and personal care products, today reported its consolidated financial results for the fourth quarter and fiscal year ended December 31, 2012, and increased its quarterly cash dividend to $0.10 per share.

The Company also announced that Michael D. Dean has resigned as Chief Executive Officer and as a member of the Board of Directors, effective March 31, 2013.  Gregory L. Probert, Executive Chairman of the Board, has been appointed to serve as interim Chief Executive Officer until such time as the Board of Directors names a new CEO. Mr. Dean will enter into a one-year consulting agreement with the Company, and work with Mr. Probert to ensure a smooth transition.  Mr. Probert has worked with the Company in a consulting and executive capacity since September 2010.  He is the former President and Chief Operating Officer of Herbalife International of America.

Mr. Dean said: “Now that the Company has made significant progress and is well positioned for future growth, this is an appropriate time for me to exit. I am pleased to leave the Company stronger than ever and in capable hands with an outstanding team and talented, loyal sales managers and independent distributors.  I will miss working with every one of them.”

Mr. Probert stated:  “In 2010, when Michael was a Board member, the Board asked him to step in as CEO to stabilize the Company’s business, return it to profitability, build a world-class management team and set a strategy for future growth.  Michael has successfully accomplished all these goals.  We thank him for all of his contributions and wish him all the best in his future endeavors.  I am looking forward to working with the Company’s outstanding senior management team, talented employees and our loyal distributors to implement an ambitious growth plan.”

For the Fourth Quarter of 2012:

•                  Net sales were $90.4 million, compared with $92.1 million in the same quarter a year ago, a decrease of 1.8 percent, and net sales decreased 1.5 percent in local currencies.

•                  As of December 31, 2012, total active Managers worldwide were 16,600, a decrease of 1.2 percent from December 31, 2011, while total active Distributors and customers worldwide were 333,400, a decrease of 2.0 percent from the end of the quarter a year ago.

•                  Operating income was $5.8 million, compared with $9.6 million in the same quarter a year ago, a decrease of 39.3 percent year over year. Operating income decreased by $3.8 million, of which $2.6 million was due to lower sales and higher raw material and distribution costs, and $1.2 million was due to non-recurring costs and expenses ($0.8 million primarily related to legal and restructuring charges in certain foreign markets, and $0.4 million of obsolete inventory and expedited freight costs).

•                  Adjusted EBITDA, defined here as net income before taxes, depreciation and amortization, and other income, and adjusted to exclude share-based compensation expense was $7.8 million, compared with $12.3 million in the same quarter a year ago, a decrease of 36.7 percent.

•                  Net income was $4.5 million, compared with $7.6 million in the same quarter a year ago, a decrease of 41.0 percent year over year.

•                  Basic and diluted net income per share was $0.28, compared with basic and diluted net income per share of $0.49 and $0.48, respectively, for the same quarter a year ago.

•                  As of December 31, 2012, shareholders’ equity was $115.6 million, compared to $87.4 million on December 31, 2011, an increase of 32.1 percent.

For the Full Year of 2012:

•                  Net sales were $367.5 million, compared with $367.8 million in the same period a year ago, a decrease of 0.1 percent; however, net sales increased 1.0 percent in local currencies.

•                  Operating income was $34.0 million, compared with $20.2 million, or an increase of 6.9 percent, compared with non-GAAP operating income of $34.9 million (excluding contract termination costs of $14.7 million) in the same period a year ago, a decrease of 2.6 percent year over year.

•                  Adjusted EBITDA, defined here as net income before taxes, depreciation and amortization, and other income, and adjusted to exclude share-based compensation expense and contract termination costs, was $41.0 million, compared with $42.8 million in the same period a year ago, a decrease of 4.2 percent.

•                  Net income was $25.4 million, compared with net income of $17.6 million, or an increase of 44.2 percent, and compared with Non-GAAP net income of $27.6 million (excluding contract termination costs of $14.7 million) in the same period a year ago, a decrease of 8.0 percent year over year.

•                  Basic and diluted net income per share was $1.62 and $1.59, respectively, compared with basic and diluted net income per share of $1.13 and $1.12, respectively, for the same period a year ago.

Declaration of Quarterly Cash Dividend

The Company’s Board of Directors declared a regular quarterly cash dividend of $0.10 per share payable on March 28, 2013 to shareholders of record as of the close of business on March 18, 2013. The quarterly dividend was doubled from $0.05 to $0.10 per share due to the Company’s strong cash flow, its record high year-end cash balance of $79.2 million and the Board’s commitment to return excess capital to shareholders.

NSP Americas, Asia Pacific and Europe Segment Results for the Fourth Quarter:

•                  Net sales were $49.7 million, compared with $51.6 million in the same quarter a year ago, a decrease of 3.7 percent.  In local currencies, net sales decreased by 4.2 percent compared to the same quarter a year ago. The decrease in local currency net sales was due to lower sales to Managers and lower recruiting in the United States.  We are continuing our efforts to return to growth through training, new products and incentive programs, while at the same time ensuring stability in sales to existing Distributors and customers.  In addition, sales were lower in Peru due to a change in local regulations that has restricted our ability to sell our key products in this market through a direct selling business model.  We are currently selling our products through a wholesale channel and continue to evaluate our product mix for Peru.

•                  Active Managers within NSP Americas, Asia Pacific and Europe totaled approximately 8,100 and 8,700 at December 31, 2012 and 2011, respectively. Active Distributors and customers within NSP Americas, Asia Pacific and Europe totaled approximately 153,000 and 165,600 at December 31, 2012 and 2011, respectively. The number of total Managers, Distributors and customers decreased due to lower recruiting in the NSP United States and Mexico markets and a change in the operating model in the NSP Peru market.

•                  Contribution margin, defined as net sales less cost of sales and volume incentive expense, was $19.1 million, compared with $21.3 million in the same quarter a year ago, a decrease of 10.6 percent. The decrease was primarily the result of increased product material and related distribution costs, as well as the lower sales described above.

NSP Russia, Central and Eastern Europe Segment Results for the Fourth Quarter:

•                  Net sales were $15.9 million, compared with $14.6 million in the same quarter a year ago, an increase of 8.9 percent. The impact of foreign currency fluctuations on net sales was negligible. The Russian markets continue to build on the momentum as a result of improved Manager and Distributor recruiting efforts and Distributor engagement.

•                  Active Managers within NSP Russia, Central and Eastern Europe totaled approximately 5,600 and 5,400 at December 31, 2012 and 2011, respectively. Active Distributors and customers within NSP Russia, Central and Eastern Europe totaled approximately 125,800 and 122,800 at December 31, 2012 and 2011, respectively. Managers and Distributors within NSP Russia, Central and Eastern Europe are network marketing oriented.

•                  Contribution margin was $5.9 million, compared with $5.4 million in the same quarter a year ago, an increase of 8.1 percent. The increase was primarily the result of higher net sales in our Russian markets.

Synergy WorldWide Segment Results for the Fourth Quarter:

•                  Net sales were $24.8 million, compared with $25.9 million in the same quarter a year ago, a decrease of 4.1 percent. In local currencies, net sales decreased 4.0 percent compared to the same quarter a year ago. The decrease in local currency net sales was driven by lower sales in Japan due to a non-recurring promotion in the prior year, declines in North America as a result of a lower level of recruiting, retention and training efforts, and lower net sales in Norway as a result of temporary shipping restrictions to Norwegian Distributors imposed by the Norwegian Food Authority in late November 2012. All issues were resolved with the Norwegian Food Authority in late December 2012.  Shipments to Norwegian Distributors recommenced at the beginning of January 2013. These decreases were offset by improvements in Korea due to continued collaboration between the Company and key Distributor leadership in developing groups with strong selling systems and a broad product line.

•                  Active Managers within Synergy Worldwide totaled approximately 2,900 and 2,700 at December 31, 2012 and 2011, respectively. Active Distributors and customers within Synergy Worldwide totaled approximately 54,600 and 51,700 at December 31, 2012 and 2011, respectively. Synergy Worldwide is a traditional network-marketing business model.

•                  Contribution margin was $8.6 million, compared to $9.9 million in the same quarter a year ago, a decrease of 13.2 percent. The decrease was primarily the result of increased product material and related distribution costs, as well as the lower sales described above.

Selling, General and Administrative Expenses for the Fourth Quarter:

•                  Selling, general and administrative expenses were $27.7 million, compared with $27.1 million in the same quarter a year ago, an increase of 2.1 percent. The impact of foreign currency changes on net sales was negligible.  The increase in selling general and administrative expenses were primarily related to one-time charges incurred in resolving the interruption in our Norway business as described above, restructuring our operations in some of our foreign markets, and other non-recurring charges, collectively totaling approximately $0.8 million.

Effective Income Tax Rate

The effective income tax rate was 39.8 percent, compared with 26.7 percent in the same quarter a year ago.  The current quarter’s effective income tax rate was above the U.S. federal statutory tax rate of 35.0 percent, which was primarily attributed to a decrease in blended state income tax rate, which causes a permanent difference relating to state deferred tax assets and an increase in liabilities associated with uncertain tax positions. The effective income tax rate of 26.7 percent for the same quarter a year ago was below the U.S. federal statutory tax rate of 35.0 percent, which was primarily attributed to increased foreign tax credit utilization, foreign deductible items, lower tax rates in foreign jurisdictions than the rates in the U.S., and a decrease in the recognition of previous expense related to unremitted earnings.

Non-GAAP Financial Measures

The Company has included information concerning adjusted EBITDA, non-GAAP operating income and non-GAAP net income because management utilizes this information in the evaluation of its operations and believes that these measures are a useful indicator of the Company’s ability to fund its business.  Adjusted EBITDA has not been prepared in accordance with generally accepted accounting principles (GAAP).  These non-GAAP financial measure should not be considered as an alternative to, or more meaningful than, U.S. GAAP net income as an indicator of the Company’s operating performance.  Moreover, this non-GAAP financial measure, as presented by the Company, may not be comparable to similarly titled measures reported by other companies. Other companies may use the same or similarly named measures, but exclude different items, which may not provide investors with a comparable view of our performance in relation to other companies. The Company has included a reconciliation of these non-GAAP measures to reported earnings under GAAP in the attached financial tables.

About Nature’s Sunshine Products

Nature’s Sunshine Products (NASDAQ:NATR), a leading natural health and wellness company, markets and distributes nutritional and personal care products through a global direct sales force of over 340,000 active independent Managers, Distributors and customers in more than 40 countries.  Nature’s Sunshine manufactures most of its products through its own state-of-the-art facilities to ensure its products continue to set the standard for the highest quality, safety and efficacy on the market today. The Company has three reportable business segments that are divided based on the characteristics of their Distributor base, similarities in compensation plans, as well as the internal organization of NSP’s officers and their responsibilities (NSP Americas, Asia Pacific and Europe; NSP Russia, Central and Eastern Europe; and Synergy WorldWide). The Company also supports health and wellness for children around the world through its partnership with the Little Heroes Foundation.  Additional information about the Company can be obtained at its website, www.natr.com.

Cautionary Statement Regarding Forward-Looking Statements

In addition to historical information, this release contains certain forward-looking statements, including statements regarding Distributors and Managers and payment of dividends. Nature’s Sunshine may, from time to time, make written or oral forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, Nature’s Sunshine’s beliefs, expectations, hopes, or intentions regarding future events.  Words such as “expects,” “intends,” “believes,” “anticipates,” “should,” “likely,” and similar expressions identify forward-looking statements.  All forward-looking statements included in this release are made as of the date hereof and are based on information available to the Company as of such date. Nature’s Sunshine assumes no obligation to update any forward-looking statement.  Actual results will vary, and may vary materially, from those anticipated, estimated, projected or expected for a number of reasons, including, among others: further reviews of the Company’s financial statements by the Company and its Audit Committee; modification of the Company’s accounting practices; foreign business risks; industry cyclicality; fluctuations in customer demand and order pattern; changes in pricing and general economic conditions; as well as other risks detailed in the Company’s previous filings with the SEC.

Contact:

Stephen M. Bunker

Chief Financial Officer

Nature’s Sunshine Products, Inc.

Lehi, Utah 84043

(801) 341-7303

NATURE’S SUNSHINE PRODUCTS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in thousands)

	December 31, 2012	December 31, 2011
Assets
Current Assets:
Cash and cash equivalents	$79,241	$58,969
Accounts receivable, net of allowance for doubtful accounts of $631 and $647, respectively	9,614	9,868
Investments available for sale	2,071	5,677
Inventories	43,280	41,611
Deferred income tax assets	5,307	4,395
Prepaid expenses and other	5,820	4,583
Total current assets	145,333	125,103

Property, plant and equipment, net	27,950	25,137
Investment securities	1,276	1,429
Intangible assets	1,002	1,151
Deferred income tax assets	11,516	16,576
Other assets	6,842	6,415
	$193,919	$175,811

Liabilities and Shareholders’ Equity
Current Liabilities:
Accounts payable	$6,226	$5,980
Accrued volume incentives	18,130	19,326
Accrued liabilities	27,302	27,938
Deferred revenue	4,311	2,603
Current installments of long-term debt	3,350	3,296
Income taxes payable	2,071	8,655
Total current liabilities	61,390	67,798

Liability related to unrecognized tax benefits	10,571	10,426
Long-term debt	2,270	5,894
Deferred compensation payable	1,276	1,429
Other liabilities	2,776	2,826
Total long-term liabilities	16,893	20,575
Shareholders’ Equity:
Common stock, no par value; 50,000 shares authorized, 15,810 and 15,569 issued and outstanding as of December 31, 2012 and December 31, 2011	77,292	71,628
Retained earnings	48,910	25,879
Accumulated other comprehensive loss	(10,566)	(10,069)
Total shareholders’ equity	115,636	87,438
	$193,919	$175,811

NATURE’S SUNSHINE PRODUCTS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

 (Amounts in thousands, except per share information)

(Unaudited)

	Three Months Ended December 31,
	2012	2011

Net sales revenue (net of the rebate portion of volume incentives of $10,375 and $10,813, respectively)	$90,377	$92,056
Cost of sales	(23,841)	(21,911)
Gross profit	66,536	70,145

Operating expenses:
Volume incentives	32,991	33,462
Selling, general and administrative	27,719	27,086
	61,204	60,548
Operating income	5,826	9,597
Other income, net	1,639	798

Income before provision for income taxes	7,465	10,395
Provision for income taxes	2,969	2,774
Net income	$4,496	$7,621

Basic and diluted net income per common share

Basic:
Net income per common share	$0.28	$0.49

Diluted:
Net income per common share	$0.28	$0.48

Weighted average basic common shares outstanding	15,781	15,567
Weighted average diluted common shares outstanding	16,064	15,568
Dividends declared per common share	$0.05	$—

NATURE’S SUNSHINE PRODUCTS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

 (Amounts in thousands, except per share information)

	Year Ended December 31,
	2012	2011

Net sales revenue (net of the rebate portion of volume incentives of $43,121 and $44,628, respectively)	$367,468	$367,813
Cost of sales	(93,324)	(89,409)
Gross profit	274,144	278,404

Cost and expenses:
Volume incentives	133,267	133,883
Selling, general and administrative	106,861	109,606
Contract termination costs	—	14,750
	240,128	258,239
Operating income	34,016	20,165
Other income, net	1,480	1,847

Income before provision for income taxes	35,496	22,012
Provision for income taxes	10,116	4,411
Net income	$25,380	$17,601

Basic and diluted net income per common share

Basic:
Net income per common share	$1.62	$1.13

Diluted:
Net income per common share	$1.59	$1.12

Weighted average basic common shares outstanding	15,648	15,550
Weighted average diluted common shares outstanding	15,987	15,695
Dividends declared per common share	$0.15	$—

NATURE’S SUNSHINE PRODUCTS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Amounts in thousands)

Year Ended December 31,	2012	2011
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$25,380	$17,601
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for doubtful accounts	45	(133)
Depreciation and amortization	4,078	4,362
Tax benefit from stock option exercise	(378)	—
Share-based compensation expense	2,878	3,478
Loss on sale of property and equipment	85	224
Deferred income taxes	4,270	(5,073)
Amortization of bond discount	9	9
Purchase of trading investment securities	(92)	(102)
Proceeds from sale of trading investment securities	354	438
Realized and unrealized gains	(90)	(44)
Foreign exchange gains	(290)	(466)
Changes in assets and liabilities:
Accounts receivable	266	(3,742)
Inventories	(1,466)	(5,566)
Prepaid expenses and other	(1,155)	1,032
Other assets	(193)	2,986
Accounts payable	77	1,316
Accrued volume incentives	(1,279)	805
Accrued current and other long-term liabilities	(1,289)	(6,152)
Deferred revenue	1,708	(782)
Income taxes payable	(6,259)	5,009
Liability related to unrecognized tax positions	145	(10,943)
Deferred compensation payable	(153)	(349)
Net cash provided by operating activities	26,651	3,908
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(6,629)	(2,419)
Purchases of investments available for sale	(174)	(6,968)
Proceeds from sale/maturities of investments available for sale	3,789	7,697
Proceeds from sale of property, plant and equipment	25	11
Net cash used in investing activities	(2,989)	(1,679)
CASH FLOWS FROM FINANCING ACTIVITIES:
Payments of cash dividends	(2,349)	—
Proceeds from issuance of long-term debt	—	10,000
Principal payments of long-term debt	(3,570)	(810)
Tax benefit from stock option exercise	378	—
Proceeds from exercise of stock options	2,408	398
Net cash provided by (used in) financing activities	(3,133)	9,588
Effect of exchange rates on cash and cash equivalents	(257)	(452)
Net increase in cash and cash equivalents	20,272	11,365
Cash and cash equivalents at beginning of the year	58,969	47,604
Cash and cash equivalents at end of the year	$79,241	$58,969

NATURE’S SUNSHINE PRODUCTS, INC. AND SUBSIDIARIES

RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA

(Amounts in thousands)

(Unaudited)

	Three Months Ended December 31,
	2012	2011

Net income	$4,496	$7,621
Adjustments:
Depreciation and amortization	1,050	1,158
Share-based compensation expense	877	1,561
Other (income) expense, net*	(1,639)	(798)
Taxes	2,969	2,774
Adjusted EBITDA	$7,753	$12,316

	Year Ended December 31,
	2012	2011

Net income	$25,380	$17,601
Adjustments:
Depreciation and amortization	4,078	4,362
Share-based compensation expense	2,878	3,478
Contract termination costs	—	14,750
Other (income) expense, net*	(1,480)	(1,847)
Taxes	10,116	4,411
Adjusted EBITDA	$40,972	$42,755

* Other income (expense), net is primarily comprised of foreign exchange gains (losses), interest income, and interest expense.

Distributor Information

Our revenue is highly dependent upon the number and productivity of our Managers, Distributors and customers.  Growth in sales volume requires an increase in the productivity and/or growth in the total number of Managers, Distributors and customers.

The following table provides information concerning the number of total Managers, Distributors and customers by segment, as of the dates indicated.

Total Managers, Distributors and Customers by Segment as of December 31,

	2012		2011		2010
	Distributors & Customers	Managers	Distributors & Customers	Managers	Distributors & Customers	Managers

NSP Americas, Asia Pacific & Europe	350,400	8,100	388,400	8,700	431,300	9,300
NSP Russia, Central and Eastern Europe	252,700	5,600	266,200	5,400	236,600	5,400
Synergy WorldWide	118,200	2,900	112,300	2,700	95,600	2,300
Total	721,300	16,600	766,900	16,800	763,500	17,000

“Total Managers” includes independent Managers under our various compensation plans that have achieved and maintained specified and personal groups sale volumes as of the date indicated. To maintain Manager status, an individual must continue to meet certain purchase volume levels. As such, all Managers are considered to be active Managers.

“Total Distributors and customers” includes our independent Distributors and customers who have purchased products directly from the Company for resale and/or personal consumption during the previous twelve months ended as of the date indicated. This includes Manager, Distributor and customer accounts that may have become inactive since such respective dates.

The following table provides information concerning the number of active Distributors and customers by segment, as of the dates indicated.

Active Distributors and Customers by Segment as of December 31,

	2012	2011	2010
	Distributors & Customers	Distributors & Customers	Distributors & Customers

NSP Americas, Asia Pacific & Europe	153,000	165,600	181,600
NSP Russia, Central and Eastern Europe	125,800	122,800	123,400
Synergy WorldWide	54,600	51,700	45,100
Total	333,400	340,100	350,100

“Active Customers and Distributors” includes our independent Distributors and customers who have purchased products directly from the Company for resale and/or personal consumption during the previous three months ended as of the date indicated. All of our Managers are active.

The following tables provide information concerning the number of new Managers, Distributors and customers by segment, as of the dates indicated.

New Managers, Distributors and Customers by Segment for the Year Ended December 31,

	2012		2011		2010
	Distributors & Customers	Managers	Distributors & Customers	Managers	Distributors & Customers	Managers

NSP Americas, Asia Pacific & Europe	166,400	4,200	185,600	4,800	218,100	6,900
NSP Russia, Central and Eastern Europe	78,000	1,500	74,700	1,700	74,800	2,000
Synergy WorldWide	73,700	1,700	72,000	1,600	n/a	n/a
Total	318,100	7,400	322,300	8,100	292,900	8,900

“New Managers” includes independent Managers under our various compensation plans that first achieved the rank of Manager during the previous twelve months ended as of the date indicated.

“New Distributors and customers” include our independent distributors and customers who have made their initial product purchase directly from us for resale and/or personal consumption during the previous twelve months ended as of the date indicated.